Exhibit 99.1

August 16, 2011

Tofutti Press Release

Company Contact:              Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES SECOND QUARTER
 AND SIX MONTH RESULTS

Cranford, New Jersey -- August 16, 2011 -- TOFUTTI BRANDS INC. (NYSEAMEX Symbol: TOF) today announced its results for the thirteen and twenty-six week periods ended July 2, 2011.

The Company reported net sales for the thirteen weeks ended July 2, 2011 of  $4,450,000, a decrease of $54,000, or 1%, from the sales level realized for the thirteen weeks ended July 3, 2010. Sales of both frozen dessert and cheese products in the current thirteen week period remained consistent with sales in the 2010 period. Net sales for the twenty-six week period ended July 2, 2011 decreased to approximately $8.45 million from approximately $9.09 million for the twenty-six week period ended July 3, 2010.

The Company’s gross profit and gross profit percentage for the thirteen week period ending July 2, 2011 were approximately $1,231,000 and 28%, respectively, compared to $1,170,000 and 26%, respectively, for the period ending July 3, 2010. The increase in both gross profit and gross profit percentage is the result of our ongoing program to eliminate marginally profitable products.  The Company’s gross profit and gross profit percentage for the twenty-six week period ending July 2, 2011 were approximately $2,314,000 and 27%, respectively, compared to $2,784,000 and 31%, respectively, for the period ending July 3, 2010.

For the thirteen week period ended July 2, 2011, the Company reported income before income taxes of $139,000 compared to a loss of $72,000 before an income tax benefit of $30,000 for the thirteen week period ended July 3, 2010.  The Company reported income before income taxes of $28,000 for the twenty-six week period ended July 2, 2011 compared to income before income taxes of $403,000 for the twenty-six week period ended July 3, 2010.

The Company recorded net income of $83,000 ($0.02 per share on a basic and diluted basis) for the thirteen weeks ended July 2, 2011 compared to a net loss of $42,000 ($0.01 per share on a basic and diluted basis) for the thirteen weeks ended July 3, 2010.  Net income for the twenty-six weeks ended July 2, 2011 was $17,000 ($0.00 per share on a basic and diluted basis) compared to  $233,000 ($0.05 per share on a basic and diluted basis) for the twenty-six weeks ended July 3, 2010.

 As of July 2, 2011, the Company had cash and cash equivalents of approximately $1.9 million and working capital of approximately $4.4 million compared to cash and cash equivalents of approximately $2.5 million and working capital of approximately $4.4 million at January 1, 2011.

Mr.  David Mintz, Chairman and Chief Executive Officer of the Company stated, “Although our results for the second  quarter of 2011 reflected an improvement over our disappointing results in the first quarter of 2011, we are continuing our efforts to improve our profitability by focusing on our better selling products and new products while eliminating marginally profitable products.  We look forward to improvements in our  operating income during the upcoming months and as product price increases are phased in and new product are stocked by grocers.”

TOFUTTI BRANDS INC. is principally involved in the development, production and marketing of TOFUTTI brand soy-based, dairy-free frozen desserts, soy-based dairy free cheese products and other soy-based, dairy-free food products.  TOFUTTI products are sold in grocery stores, supermarkets, health and convenience stores throughout the United States and in approximately twenty-five other countries.

Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.
Condensed Statements of Operations
(in thousands, except per share figures)

	Thirteen weeks ended July 2, 2011	Thirteen weeks ended July 3, 2010	Twenty-six weeks ended July 2, 2011	Twenty-six weeks ended July 3, 2010

Net sales	$4,450	$4,504	$8,455	$9,095
Cost of sales	3,219	3,334	6,141	6,311
Gross profit	1,231	1,170	2,314	2,784
Operating expenses	1,092	1,242	2,286	2,381
Income (loss) before income taxes	139	(72)	28	403
Income tax (benefit) expense	56	(30)	11	170
Net income (loss)	$83	$(42)	$17	$233
Weighted average common shares outstanding:
Basic and diluted	5,177	5,177	5,177	5,177
Net income (loss) per common share:
Basic and diluted	$0.02	$(0.01)	$0.00	$0.05

TOFUTTI BRANDS INC.
Condensed Balance Sheets
(in thousands, except share figures)

	July 2, 2011	January 1 2011*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,920	$2,528
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $350 and $320, respectively	1,821	1,338
Inventories	1,373	1,697
Prepaid expenses	134	16
Refundable income taxes	124	--
Deferred income taxes	186	186
Total current assets	5,558	5,765

Fixed assets, net of accumulated amortization of $41 and $33	7	10
Other assets	16	16
	$5,581	$5,791

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$503	$260
Accrued expenses	365	585
Accrued officers’ compensation	250	500
Total current liabilities	1,118	1,345

Stockholders’ equity:
     Preferred stock - par value $.01 per share;
         authorized 100,000 shares, none issued
     Common stock - par value $.01 per share;
         authorized 15,000,000 shares, issued and
         outstanding 5,176,678 shares at July 2, 2011
         and 5,176,678 shares at January 1, 2011
	-- 52	-- 52
Additional paid-in capital	7	7
Retained earnings	4,404	4,387
Total stockholders’ equity	4,463	4,446
Total liabilities and stockholders’ equity	$5,581	$5,791

*           Derived from audited financial information.